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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Allied Motion Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALLIED MOTION TECHNOLOGIES INC.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2013

To the Shareholders of Allied Motion Technologies Inc.:

        You are hereby notified that the 2013 Annual Meeting of Shareholders of Allied Motion Technologies Inc. (the "Company") will be held on Thursday, May 9, 2013 at 2:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, CO 80112. At this meeting, the shareholders will be asked to act on the following matters:

  1.
  To elect seven directors of the Company;

  2.
  To provide an advisory approval of the compensation of our named executive officers; and

  3.
  To indicate a preference on the frequency of the advisory vote to approve the compensation of our named executive officers; and

  4.
  To consider and act upon the approval of the Company's Restated 2007 Stock Incentive Plan; and

  5.
  To ratify the appointment of EKS&H LLLP ("EKS&H") as the Company's independent registered public accounting firm for the 2013 fiscal year; and

  6.
  To transact such other business as may properly come before the 2013 Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 14, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting and any adjournment thereof.

        The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the 2013 Annual Meeting, as it is important that your shares be represented at the meeting. Even if you plan to attend the Annual Meeting, you are strongly encouraged to mark, date, sign and mail the enclosed proxy in the return envelope provided as promptly as possible.

        If your shares are held in street name and YOU do not vote your shares, your broker or other nominee generally can no longer vote them for you and your shares will remain unvoted. THEREFORE, IT IS VERY IMPORTANT THAT YOU VOTE YOUR SHARES FOR ALL PROPOSALS.

By Order of the Board of Directors Susan M. Chiarmonte Secretary

DATED: March 29, 2013

Important Notice Regarding the Internet Availability of Proxy Materials: This Proxy Statement and the Company's Annual Report are available on the Internet at https://materials.proxyvote.com/019330.

THIS IS AN IMPORTANT MEETING. ALL SHAREHOLDERS ARE URGED TO VOTE.

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PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2013 ANNUAL MEETING

Why did I receive this proxy?

        The Board of Directors of Allied Motion Technologies Inc. (the "Company") is soliciting proxies to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held Thursday, May 9, 2013, at 2:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, CO 80112. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

        All shareholders of record as of the close of business on Thursday, March 14, 2013 (the "Record Date") are entitled to vote at the Annual Meeting.

What is the quorum for the Annual Meeting?

        A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock outstanding on the Record Date. No business may be conducted at the Annual Meeting if a quorum is not present. Broker non-votes (shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote) and abstentions will be counted as shares present in determining whether a quorum is present. As of the Record Date, 8,847,962 shares of Common Stock were issued and outstanding.

How many votes do I have?

        Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

        Shareholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

        If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

        If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the "shareholder of record") that must be followed for the shareholder of record to vote your shares per your instructions. You may complete and return the voting instruction form in the self-addressed postage paid envelope provided, or you may vote 24 hours a day via the internet or telephone by following the instructions on the enclosed vote instruction form.

        If you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the appointment of EKS&H (Proposal Five). Please ensure that you complete the voting instruction card sent by your bank or broker.

        If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the shareholder of record and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What am I voting on?

        You will be voting on the following proposals:

  •
  Proposal One: The election of seven Directors of the Company

  •
  Proposal Two: An advisory vote on the compensation of our named executive officers

  •
  Proposal Three: An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers

  •
  Proposal Four: The approval of the Company's Restated 2007 Stock Incentive Plan

  •
  Proposal Five: The ratification of EKS&H as the Company's independent registered public accounting firm for the 2013 fiscal year

Will there be any other items of business on the agenda?

        We do not expect any other items of business because the deadline for shareholder proposals and nominations has passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Richard D. Smith and Richard S. Warzala with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

        The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of shareholders.

        Pursuant to our Amended and Restated Articles of Incorporation and Bylaws, directors will be elected by the affirmative vote of the majority of the votes cast with respect to such director's election.

        Approval of Proposals 2, 4 and 5 requires an affirmative vote by a majority of the votes cast on each proposal.

        The frequency of the advisory vote on the compensation of our named executive officers presented in Proposal 3 will be determined based on the option receiving the greatest number of votes.

How are votes counted?

        For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

What happens if I return my proxy card without voting on all proposals?

        When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted with the Board's recommendations.

Can I change my vote after I return my proxy card?

        You can revoke your proxy and change your vote at any time prior to the voting thereof at the Annual Meeting. You can do this by:

  •
  filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date, or

  •
  attending the Annual Meeting, withdrawing the proxy and voting in person.

        If your shares are held by a nominee and you seek to vote shares in person at the Annual Meeting, you must bring to the Annual Meeting a written statement from the nominee confirming the shareholder's beneficial ownership of a stated number of shares and that such shares have not been voted by the nominee. Your attendance at the Annual Meeting will not in itself revoke your proxy.

Will anyone contact me regarding this vote?

        Solicitation of proxies for use at the Annual Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no special compensation for any solicitation activities. In addition, we have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies in person, by mail or telephone. The costs are not expected to exceed $7,000 plus expenses. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and we will, upon the request of such record holders, reimburse reasonable forwarding expenses.

Who has paid for this proxy solicitation?

        The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

May shareholders ask questions at the Annual Meeting?

        Yes. There will be time allotted at the end of the meeting when Company representatives will answer questions from the floor.

How can I obtain a copy of this year's Annual Report on Form 10-K?

        A copy of the Company's 2012 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2012, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on

Form 10-K filed with the Securities and Exchange Commission ("SEC") may be obtained free of charge by writing to Allied Motion Technologies Inc., 23 Inverness Way East, Suite 150, Englewood, Colorado 80112, Attention: Secretary or by accessing the "SEC Filings" section of the Company's website at www.alliedmotion.com. In addition, the Proxy Statement and Annual Report are available on the internet at https://materials.proxyvote.com/019330.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return ALL proxy cards to ensure that all your shares are voted.

When was this proxy statement mailed?

        This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 29, 2013.

Can I find additional information on the Company's website?

        Yes. Our website is located at www.alliedmotion.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of ethics, corporate governance principles, charters of board committees and reports that we file with the SEC. A copy of our code of ethics, corporate governance principles and each of the charters of our board committees may be obtained free of charge by writing to Allied Motion Technologies Inc., 23 Inverness Way East, Suite 150, Englewood, Colorado 80112, Attention: Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Articles of Incorporation and Bylaws provide for a Board consisting of not less than three and not more than nine persons, as such number is determined by the Board of Directors, all of whom will be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until the Director resigns or is otherwise removed.

        Our Board of Directors currently consists of Joseph W. Bagan, Richard D. Federico, S.R. (Rollie) Heath, Jr., Delwin D. Hock, Gerald J. (Bud) Laber, William P. Montague, Michel M. Robert, Richard D. Smith and Richard S. Warzala. In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Annual Meeting to seven directors. Based on the recommendation of our Governance and Nominating Committee, all incumbent directors have been nominated to succeed themselves as directors with the exception of Messrs. Bagan and Hock who have indicated that they will not be standing for re-election. The affirmative vote of a majority of the votes cast is required for the election of directors. Unless instructed otherwise, it is intended that the shares represented by proxy at the Annual Meeting will be voted in favor of the seven nominees named below. All nominees have agreed to serve if elected.

        If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

 Nominees for Election as Directors

        The biography of each director nominee below contains information regarding that person's principal occupation, positions held with the Company, service as a director, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceeding, if applicable, and the experiences, qualifications, attributes or skills that caused our Governance and Nominating Committee to conclude that the person should serve as a member of our Board of Directors.

        Richard D. Federico, age 58—Mr. Federico has over thirty years of operational, strategy and investment acumen. He has served as a director since February 2012. Since November 2012 he has been the Founder and Managing Partner at Cetan Partners, an investment and advisory firm. From October 2011 he was Managing Director at Ocean Tomo, the leading global merchant banc specializing in intellectual capital. He spent the prior ten years as a Senior Advisor and managing Director in private equity with Sterling Partners, where he served as an investment partner and additionally worked with a number of Sterling portfolio investments to build, capture and maximize best-in-class practices across the firm and instituted effective governance at the portfolio level. His background also includes senior management positions with companies including Fisher Scientific, The Millard Fillmore Health System, The Science Kit Group and KPMG. He is involved with numerous private and non-profit boards and currently serves as a Senior Operating Advisory Board member to Sound Harbor.

        S.R. (Rollie) Heath, Jr., age 75—Mr. Heath has served as a director of the Company since August 2007. He is a recognized civic and business leader in Colorado, currently serving as a State Senator from District 18. Mr. Heath has extensive knowledge of, and experience with, the manufacturing industry. Mr. Heath spent 17 years in senior management with Johns Manville Corporation and later became the chairman, CEO and a co-founder of Ponderosa Industries, a precision metal parts manufacturing company.

        Gerald J. (Bud) Laber, age 69—Mr. Laber was appointed as a director of the Company on November 3, 2010. He has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen LLP. He holds a BSBA degree in accountancy from the University of South Dakota and is a certified public accountant. Mr. Laber is currently on the board of directors and chair of the audit and compensation committees of Boulder Brands Inc., member of the board and chair of the audit committee and member of the compensation committee at Scott's Liquid Gold and member of the board and chair of the audit committee of Qualmark Corporation.

        William P. Montague, age 66—Mr. Montague was appointed as a director of the Company on February 16, 2013. Prior to his retirement on July 31, 2008, he was the CEO of Mark IV Industries, Inc., a leading global diversified manufacturer of highly engineered systems and components for transportation infrastructure, vehicles and equipment; a position he held from November 2004. He joined Mark IV in 1972 as Treasurer/Controller, service as Vice President of Finance from May 1974 to February 1986, then Executive Vice President and Chief/Financial Officer from February 1986 to March 1996 and then as President from March 1996 to November 2004. He has served as a director for Mark IV since March 1996 and is also a director of Gibraltar Industries, Inc., Endo Health Solutions Inc. and International Imaging Materials, Inc.

        Michel M. Robert, age 71—Mr. Robert has served as a director of the Company since July 2004. Mr. Robert has many years of experience in guiding both public and private companies in developing their corporate strategy, which includes identifying their driving force and the critical issues that must be addressed successfully implement it. He founded Decision Processes International, Inc. (DPI) in 1980 to provide consulting services in the field of strategy development and deployment. He is currently Chief Executive Officer and President of DPI. Mr. Robert has been published in a wide array of business magazines and journals and has authored several books on strategy and strategic thinking.

        Richard D. Smith, age 65—Mr. Smith has served as a director of the Company since August 1996 and as Executive Chairman of the Board of Directors since May 2009. Mr. Smith has broad executive management experience with the Company and extensive knowledge and experience in accounting and financial matters. He served as Chief Financial Officer from June 1983 until December 1, 2012 and as

Chief Executive Officer from August 1998 until May 2009. Mr. Smith will retire from employment with the Company on March 31, 2013. Pursuant to Mr. Smith's consulting agreement which will become effective upon his retirement, and as long as he has not been terminated and is willing to serve on the Board of Directors, the Board shall nominate him for election to the Board.

        Richard S. Warzala, age 59—Mr. Warzala has served as director of the Company since August 2006. Mr. Warzala has strong management and technical background in the motion control industry. In May 2009, he was appointed President and Chief Executive Officer. Prior to May 2009, Mr. Warzala was President and Chief Operating Officer of the Company since May 2002. In 1993, he was named President of API Motion, a subsidiary of American Precision Industries Inc., and continued as President until 1999, when it was acquired by Danaher Corporation where he served as President of the Motion Components Group until 2001. From 1976 to 1993, he held various management positions at American Precision Industries, Inc. Pursuant to Mr. Warzala's employment agreement, as long as he is the President and Chief Executive Officer of the Company and is willing to serve, the Board of Directors will nominate him for election to the Board.

Nominating Procedures

        The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Governance and Nominating Committee decides not to nominate a member for re-election, the Governance and Nominating Committee first considers the appropriateness of the size of the board. If the Governance and Nominating Committee determines the board seat should be retained and a vacancy exists, the Governance and Nominating Committee considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. Skills and characteristics that are considered include judgment, accountability, integrity, experience, technical skills, diversity, financial literacy, mature confidence, high performance standards, time, other board appointments, industry knowledge, and degree of independence from management.

        In identifying suitable candidates for nomination as a director, the Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Governance and Nominating Committee takes into consideration such factors as it deems appropriate, including those included in the Corporate Governance Principles, which are available at www.alliedmotion.com.

        While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, our Corporate Governance Principles recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, our Board has not attempted to define "diversity," or otherwise require that the composition of our Board include individuals from any particular background or who possess specific attributes. The Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of our Board of Directors.

        The Board of Directors will consider nominees recommended by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company's Secretary within the time periods set forth under "Shareholder Proposals for the 2014 Annual Meeting."

Board Leadership Structure

        Our current leadership structure is comprised of the Executive Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides at all executive sessions of the independent directors, and strong active independent directors. As Chief Executive Officer, Mr. Warzala is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Smith, Executive Chairman of the Board, provides oversight, direction and leadership to the Board. Mr. Smith will retire from employment with the Company on March 31, 2013 but will continue to serve as a Board Member of the Company as recommended by the Board of Directors and approved by the Company's shareholders.

        Another component of our leadership structure is the active role played by our independent directors in overseeing the Company's business, both at the Board and Committee level. Five of the seven director nominees are considered independent under the corporate governance standards of the Nasdaq Global Market. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only independent Directors, led by the Lead Director, in order to promote discussion among the independent Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Governance and Nominating Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Independent Directors

        Under the corporate governance standards of the Nasdaq Global Market, at least a majority of our Directors, and, except in limited circumstances, all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must meet the test of "independence" as defined by Nasdaq. The Nasdaq standards provide that to qualify as an "independent" director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company. The Board of Directors has determined that each current director, other than Mr. Warzala and Mr. Smith, satisfies the bright-line criteria and that no other director has a relationship with the Company that would interfere with such person's ability to exercise independent judgment as a member of our Board.

Risk Oversight

        The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board's committees and management's reporting processes. We do not have a formal risk committee; however, our Audit Committee focuses on risk related to accounting, internal controls, financial and tax reporting, and also assesses economic and business risks. Our Compensation Committee identifies and oversees risks associated with our executive compensation policies and practices, and our Governance and Nominating Committee identifies and oversees risks associated with director independence, related party transactions, the implementation of corporate governance policies and also monitors compliance with ethical standards.

Director Stock Ownership Policy

        The Board of Directors believes it is generally desirable for directors to own shares of the Company's stock. By becoming equity owners, the outside directors assume a personal stake in the success or failure of the Company and it aligns their financial interests with the long-term shareholders of the Company. Pursuant to the Director Stock Ownership Policy, which was adopted in 2010, new non-employee directors are to invest the greater of $50,000 or two and one-half times the cash portion of the Board's then annual retainer in the purchase of common stock of the Company (the "Guideline Investment"). For current directors at the time the policy was adopted, the Guideline Investment was set at $50,000. A new non-employee director is allowed a grace period to meet the Guideline Investment in full, from the date of initial election or appointment to the Board through the fifth anniversary of such election or appointment (the "Grace Period"). For current non-employee directors, the five-year Grace Period began as of the original effective date of the Policy. During 2010, a Non-Employee Director Stock in Lieu of Cash Retainer Plan was also adopted. Pursuant to the Plan, each non-employee director may elect to forego receipt of all or a portion of the cash retainer in exchange for newly issued common stock.

BOARD COMMITTEES AND MEETINGS

        The Board of Directors has a standing Audit Committee, Compensation Committee and Governance and Nominating Committee. Each member of each of these committees is "independent" as that term is defined in the Nasdaq listing standards. The Board has adopted a written charter for each of these committees, which is available on our web site at www.alliedmotion.com.

Audit Committee

        The Audit Committee of our Board of Directors oversees the Company's financial reporting on behalf of the Board and is responsible for the appointment, replacement, compensation and oversight of the work of the Company's independent auditors. The Audit Committee also reviews the Company's annual and quarterly reports filed with the SEC. The Audit Committee held four meetings during 2012 and consisted of Messrs. Laber (Chairman), Heath and Hock. Each member of the Audit Committee meets the current independence and experience requirements of Nasdaq and the SEC. Mr. Laber has been designated as the Company's "Audit Committee financial expert" in accordance with the SEC rules and regulations and qualifies as a financially sophisticated audit committee member under the Nasdaq listing standards. See "Report of the Audit Committee" below.

Compensation Committee

        In 2012, the Compensation Committee of our Board of Directors consisted of Messrs. Pilmanis (Chairman), Hock, Laber and Bagan. Mr. Bagan joined the committee effective May 2012. The Compensation Committee has the principal responsibility to make recommendations to the Board of Directors concerning the compensation of the Company's management employees including its executive officers. The Compensation Committee also reviews, approves and recommends to the Board for their approval all awards granted under the Company's stock incentive plan and performs other functions regarding compensation as the Board may delegate. The Compensation Committee met three times during 2012.

Governance and Nominating Committee

        The Governance and Nominating Committee (i) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the "independence" of directors, and (ii) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board and each Committee of the Board. The Governance and Nominating Committee of our Board of Directors met four times during 2012 and consisted of Messrs. Hock (Chairman), Heath, Pilmanis and Federico. Mr. Federico joined the committee effective May 2012.

 Board Attendance at Meetings

        The Board of Directors held four regular meetings in 2012. Our Independent Directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions four times during 2012. Each director attended 100% of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served. Our Corporate Governance Principles provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he serves. In addition, each director is expected to attend the Annual Meeting of Shareholders. In 2012, the Annual Meeting of Shareholders was attended by all of the directors.

Shareholder Communication With the Board

        We provide an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Allied Motion Technologies Inc., 23 Inverness Way East, Suite 150, Englewood, Colorado 80112. After July 31, 2013, correspondence should be directed to the Company's new corporate address as follows: Allied Motion Technologies Inc., 550 Commerce Drive, Suite 4B, Amherst, NY 14228. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

Audit Committee Report

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

        Management is responsible for the Company's financial statements and reporting process. The Company's independent registered public accounting firm, EKS&H LLLP (EKS&H) is responsible for performing an independent audit of the Company's annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)("PCAOB") and for issuing a report on those statements.

        As members of the Audit Committee, our work is guided by our Audit Committee Charter which is reviewed annually by the Board of Directors. We have completed all Charter tasks scheduled to be performed in 2012 prior to year-end and all Charter tasks scheduled to be performed in 2013 prior to the filing of this proxy statement. Our work included, among other procedures:

          (1)   We pre-approved audit and permitted non-audit services of the Company's independent auditors.

          (2)   We met with management and the independent auditors on a quarterly basis to discuss financial statements and related reports and to review significant accounting and reporting matters.

          (3)   We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," as amended. We received the written disclosures from the independent auditors required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence."

          (4)   Prior to their publication, we reviewed and discussed with management and the independent auditors the Company's December 31, 2012, audited financial statements, the related audit report, and the applicable management's discussion and analysis.

        Based on the work referred to above, we recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Submitted by:
THE AUDIT COMMITTEE
Gerald J. (Bud) Laber, Chairman S.R. (Rollie) Heath Delwin D. Hock

EXECUTIVE COMPENSATION

Executive Officers

        The following provides certain information regarding our executive officers. Each individual's name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each executive officer. There are no family relationships between any of our directors or executive officers.

        Richard S. Warzala, age 59—Mr. Warzala has served as director of the Company since August 2006. In May 2009, he was appointed President and Chief Executive Officer. Prior to May 2009, Mr. Warzala was President and Chief Operating Officer of the Company since May 2002 and has been employed by the Company since October 2001. In 1993, he was named President of API Motion, a subsidiary of American Precision Industries Inc., and continued as President until 1999, when it was acquired by Danaher Corporation where he served as President of the Motion Components Group until 2001. From 1976 to 1993, he held various management positions at American Precision Industries, Inc.

        Richard D. Smith, age 65—Mr. Smith has served as a director of the Company since August 1996 and as Executive Chairman of the Board of Directors since May 2009. Mr. Smith has broad executive management experience with the Company and extensive knowledge and experience in accounting and financial matters. He served as Chief Financial Officer from June 1983 until December 1, 2012 and as Chief Executive Officer from August 1998 until May 2009. Mr. Smith will retire from employment with the Company on March 31, 2013.

        Robert P. Maida, age 48—Mr. Maida was named Chief Financial Officer effective December 1, 2012. Prior to joining Allied Motion he worked for over two years as the Director of Finance for Avox Systems, Inc., a subsidiary of Zodiac Aerospace. For the ten years prior to that, Mr. Maida held several positions with API Motion / Danaher Motion where he progressed to the position of Director of Finance for the Applied Products Group of Danaher Motion, a subsidiary of Danaher Corporation. Prior to that, he was the Vice President of Finance for Great Lakes Industries, Inc. and the Director of Finance of BRC, a division of Bryce Corporation. After Mr. Maida graduated from the State University of New York at Buffalo with a Bachelor of Science degree in Business Administration, he was a Certified Public Accountant for Dopkins & Company in Buffalo for just under four years.

        Kenneth R. Wyman, age 70—Mr. Wyman was named Vice President of Marketing of the Company in February 2003. He was designated as an executive officer in February 2005. From 2000 to 2002, he was Vice President of Marketing for the Motion Components Group of Danaher Corporation. In 1995, Mr. Wyman joined API Motion as Director of Marketing, and later was named Vice President of Marketing.

Compensation of Executive Officers

        The following table presents information relating to total compensation of the Executive Officers of the Company (the "Named Executive Officers") for the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Richard S. Warzala	2012	$380,000	$213,900	$373,148	(2)	$203,915	(3)	$1,170,963
President and Chief Executive Officer	2011	$345,833	$212,400	$977,182	(2)	$210,772	(3)	$1,746,177
Richard D. Smith	2012	$320,833	$142,600	$339,114	(4)	$53,670	(5)	$856,217
Chief Financial Officer through November 30, 2012	2011	$297,500	$212,400	$913,431	(4)	$57,518	(5)	$1,480,849
Robert P. Maida	2012	$43,750	$38,940	$16,777	(6)	$4,504	(7)	$103,971
Chief Financial Officer effective December 1, 2012	2011	—	—	—		—		—
Kenneth R. Wyman	2012	$149,167	$35,650	$42,902	(8)	$20,530	(9)	$248,248
Vice President of Marketing	2011	$144,167	$28,320	$95,078	(8)	$20,492	(9)	$288,057

(1)
Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards were based on the average closing bid and ask price of the Company's common stock as reported on the Nasdaq Global Market on the date of grant.

(2)
Non-Equity Incentive Plan Compensation for Mr. Warzala for 2012 includes (a) $218,584 pursuant to the Annual Incentive Bonus Plan, which is generally available to all employees of the Company and is payable based upon the achievement of Company performance goals established by the Board of Directors and (b) contribution under the Deferred Compensation Plan of $154,564 upon achievement of Company performance goals established by the Board of Directors.

(3)
All Other Compensation for Mr. Warzala for 2012 includes (a) fair value of personal use of Company provided automobile of $5,117, as determined with reference to IRS regulations, (b) the Company's contribution of $15,452 to tax-qualified defined contribution plans, (c) contribution under the Deferred Compensation Plan of $153,856 to provide Mr. Warzala supplemental retirement benefit, (d) the Company paid life insurance premiums of $24,500, and (e) financial planning services of $5,000.

(4)
Non-Equity Incentive Plan Compensation for Mr. Smith for 2012 includes (a) $184,550 pursuant to the Annual Incentive Bonus Plan, which is generally available to all employees of the Company and is payable based upon the achievement of Company performance goals established by the Board of Directors and (b) contribution under the Deferred Compensation Plan of $154,564 upon achievement of Company performance goals established by the Board of Directors.

(5)
All Other Compensation for Mr. Smith for 2021 includes (a) fair value of personal use of Company provided automobile of $17,373, as determined with reference to IRS regulations, (b) the Company's contribution of $15,452 to tax-qualified defined contribution plans and (c) the Company paid life insurance premiums of $20,845.

(6)
Non-Equity Incentive Plan Compensation for Mr. Maida for 2012 represents an amount paid pursuant to the Annual Incentive Bonus Plan, which is generally available to all employees of the Company and is payable based upon the achievement of Company performance goals established by the Board of Directors.

(7)
All Other Compensation for Mr. Maida for 2012 includes (a) auto allowance paid of $1,800, and (b) the Company's contribution of $2,704 to tax-qualified defined contribution plans.

(8)
Non-Equity Incentive Plan Compensation for Mr. Wyman for 2012 represents an amount paid pursuant to the Annual Incentive Bonus Plan, which is generally available to all employees of the Company and is payable based upon the achievement of Company performance goals established by the Board of Directors.

(9)
All Other Compensation for Mr. Wyman for 2012 includes (a) auto allowance paid of $6,000, (b) fair value of personal use portion of reimbursed automobile operating expenses of $1,507, as determined with reference to IRS regulations, and (c) the Company's contribution of $13,023 to tax-qualified defined contribution plans.

Employment Agreements With Certain Named Executive Officers

        The Company has employment agreements with Richard S. Warzala, President and Chief Executive Officer, and Richard D. Smith Executive Chairman and former Chief Financial Officer. The Agreements have an initial term of five years, through May 2014, and continue subsequently on a year-to-year basis unless the Company or the officer gives termination notice at least 60 days prior to expiration of the initial or subsequent terms. Mr. Smith's Agreement will terminate upon his retirement from employment with the Company on March 31, 2013. The Agreements contain the provisions outlined below.

        Base Salary.    The Agreements provide an annual base salary of not less than $275,000 for Mr. Warzala and $285,000 for Mr. Smith, and may be reviewed annually for increase on a merit basis. Mr. Warzala's salary was increased to $410,000 effective March 1, 2013.

        Annual Incentive Bonus.    Annual incentive bonuses are paid based on achieving performance criteria recommended annually by the Compensation Committee and approved by the Board of Directors within ninety days of the beginning of the performance period. The performance criteria will recognize the overall financial performance of the Company and the improvements made in financial results. The amount of incentive that an executive officer may receive is based upon the following two components: an individual target bonus (which is a percentage of the individual's salary), and the Company's performance based on Economic Value Added (EVA). EVA is defined as net operating profit after taxes less a cost of capital charge. For 2012, the individual target bonus was set at 60% for both Messrs. Warzala and Smith. The Company's EVA performance goals are set annually. If the target EVA is achieved, then the target bonus is paid. If the actual EVA achieved falls between the threshold and the target EVA, the bonus awarded is equal to the target bonus multiplied times the prorata percent of the EVA target achieved (0% to 100% of the target bonus amount). If the actual EVA achieved is greater than the target EVA, then the bonus awarded will be greater than 100% of the target bonus amount with the bonus being a certain prorata percent of the incremental EVA achieved above the target EVA.

        For 2012, the Company exceeded performance thresholds specified at the beginning of 2012 for EVA. Applying the pre-established bonus formula to the financial performance resulted in bonuses for Messrs. Warzala and Smith as well as the other executive officers of 88.2% of target bonus levels, as set forth in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation and corresponding notes (2), (4), (6) and (8).

        Short-Term and Long-Term Incentive Compensation.    The Company utilizes stock based awards for short- and long-term incentives. In making its determination regarding the grant of stock based awards, the Board considers, among other things, the Employee's responsibilities and efforts and performance in relation to the business plan and forecast, the relationship between the benefits of restricted stock and improving shareholder value, the development and performance of the Company's products in the marketplace and an increase in the trading price per share of the Company's Common Stock. The Board also considers customary business practices and Short- and Long-Term Incentive Plan benefits granted in comparison to such benefits provided to other executives in similar positions.

        In 2012, Mr. Warzala received 30,000 shares of restricted stock and Mr. Smith received 20,000 shares of restricted stock. For each of Messrs. Warzala and Smith, 10,000 shares were time-based awards that will vest 1/3 on each of March 31, 2013, 2014, and 2015, and 10,000 shares were short-term performance-based awards. The short-term performance targets established for 2012 were not met as of December 31, 2012 and therefore the short-term performance-based restricted stock awards granted to Messrs. Warzala and Smith in 2012 were forfeited prior to vesting. The remaining 10,000 shares granted to Mr. Warzala were long-term performance-based shares. The shares will vest if the performance measures are achieved for any year during the four year performance period ending December 31, 2015. The performance measures were not met as of December 31, 2012 and therefore the shares remain unvested.

        Nonqualified Deferred Compensation.    The Company maintains a Deferred Compensation Plan which provides eligible key employees with the opportunity to defer the receipt of base compensation, bonuses, or a combination thereof, receive an allocation of any discretionary amount contributed to the Plan by the Company and receive an allocation of any performance based contributions by the Company. During 2012, no participants elected to defer any compensation and no discretionary amounts, other than described below, were contributed to the Plan. Performance based contributions are set annually based on performance goals. For 2012, annual performance based contributions for Messrs. Warzala and Smith were based on the Company achieving a target return of 12% on beginning shareholders' equity adjusted for the issuance of any Company stock during the year. If the target return was not achieved, no performance contribution would be awarded. If a return in excess of the target was achieved, an amount equal to 25% of such excess is contributed equally to Messrs. Warzala and Smith. For 2012, a performance contribution of $154,564 for each of Messrs. Warzala and Smith was earned and contributed to the Plan.

        Effective May 31, 2011 Mr. Warzala's employment agreement was amended to add supplemental retirement contributions. Under this amendment, the Company will make an annual contribution of $153,856 each May beginning in 2011 and for the next seven years ending in 2017. These contributions are guaranteed provided Mr. Warzala does not voluntarily terminate his employment and will be payable if his employment is terminated due to Employee's death, Disability, involuntary termination by the Company without Cause, or at any time and for any reason after a Change in Control. The contributions will be treated as Discretionary Contributions under the Deferred Compensation Plan.

        Other Provisions.    Messrs. Warzala and Smith participate in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company provides each with an automobile, personal financial planning, an annual physical examination and with life insurance for which the executive may designate the beneficiaries.

        In the event of termination pursuant to a change in control, the Agreements provide for continuation of salary, insurance benefits and other bonus prorations or settlements as outlined below.

        Retirement.    Payments upon retirement will be made pursuant to a retirement arrangement established with the Named Officer's consent, which may provide for the settlement of the Annual Incentive Bonus for the current year.

        Termination for Cause.    Termination for cause payments include salary continuation through the date of termination and benefit continuation until the end of the termination month.

        Death.    Upon death, salary continues to the end of the month containing the date of death and for three months following. Any proration of the Annual Incentive Bonus is at the Board of Directors' discretion.

        Disability.    In the case of disability, salary is continued until the end of the term of the employment agreement, as adjusted for any compensation payable under any Company paid disability plan, or until long term disability insurance becomes effective. Benefits are continued as generally provided by the Company to its employees in accordance with the Company's disability plan. Any proration of the Annual Incentive Bonus is at the Board of Directors' discretion.

        Involuntary Termination for other than Cause, Retirement, Death or Disability.    Involuntary termination payments include salary continuation through the end of the termination month and for twelve months following termination. For one year following the termination, medical, dental, long-term disability and life insurance benefits equal to the coverage provided to the employee at the time of termination are provided. An amount equal to 90% of the base salary at time of termination is to be paid in lieu of the annual bonus and an equity award is granted at the discretion of the Board for the fiscal year in which employment is terminated.

Executive Compensation Program

        The Compensation Committee approved a revised Executive Compensation Program (ECP) for the Company's Chief Executive Officer and Chief Financial Officer effective for 2013 and thereafter. The ECP is made up of base compensation, annual incentive compensation, short-term incentive compensation (STIP), long term incentive compensation (LTIP) and deferred compensation, as further described below.

        Base Compensation.    Base compensation is comprised of the annual salary, annual time-based restricted stock awards and, for the CEO only, annual supplemental retirement contributions of $153,866 payable over seven years through May 2017. The annual time-based restricted stock awards will be equal to one-third of the CEO's then annual salary divided by the share price (average of bid and ask) on the day of the first meeting of the Board of Directors held during the current year ("First BOD meeting"). In February 2013, the Compensation Committee granted Mr. Warzala 19,454 shares of time-based restricted stock. The Compensation Committee also made a discretionary award of time-based restricted stock to Mr. Maida (4,000 shares) and Mr. Wyman (5,000 shares). The time-based shares will vest 1/3 on each of March 31, 2014, 2015, and 2016.

        Annual Incentive Plan.    The annual incentive plan is a pay-for-performance cash award plan based on the actual Economic Value Added (EVA) achieved as compared against a target EVA established for each year by the Board of Directors and the terms of which are as described above under the heading Employment Agreements With Certain Named Executive Officers—Annual Incentive Bonus. Under the new ECP, the CEO's EVA bonus target was increased from 60% to 65% of the actual salary earned for the year and the CFO's EVA bonus target was set at 40% of the actual salary earned for the year.

        Short-Term Incentive Program (STIP).    The STIP is a pay-for-performance incentive program under which restricted stock will be awarded annually and the vesting of such awarded shares is subject to the achievement of certain annually determined performance criteria. The annual restricted stock award will be equal to two-thirds of the CEO's then annual salary and 8% of the CFO's then annual salary both divided by the share price (average of bid and ask) on the day of the First BOD meeting ("Target STIP shares"). The performance criteria required to be achieved to vest the STIP shares is based on achieving a percent that EBITDA is to sales as compared to a Target EBITDA percent. The Target EBITDA percent is equal to 105% of the three year weighted average EBITDA percent for the actual EBITDA achieved over the immediately preceding three year period. If the Target EBITDA percent is achieved or exceeded, then all of the Target STIP shares will vest. If the actual EBITDA percent is less than the Target EBITDA percent but greater than a Threshold EBITDA percent, then the STIP shares will vest on a prorata basis. If the actual EBITDA percent is less than the Threshold EBITDA percent, then no STIP shares will vest. Any unvested STIP shares will be forfeited and returned to the Stock Incentive Plan and be available for future awards. The Threshold EBITDA percent will be determined annually within 90 days of the beginning of the performance period, but shall not be less than the actual EBITDA percent achieved for the immediately preceding year. The Board of Directors may change the terms of the STIP at any time taking into consideration the relationship of the incentive pay earned to the increase in profitability achieved for any period. For 2013, the Compensation Committee approved the award of 38,909 shares of performance based restricted shares to Mr. Warzala and 2,000 shares for Mr. Maida. For 2013, the Target EBITDA percent is 10.0653% and the Threshold EBITDA percent is 9.2%.

        Long-Term Incentive Program (LTIP).    The LTIP is a five year pay-for-performance incentive program under which the CEO and CFO will be awarded shares based upon the achievement of an increase in sales over the five years ending December 31, 2017. Shares will be awarded annually at the first meeting of the Board of Directors held after the end of the current year ("Annual BOD meeting") based on the actual increase in sales achieved over the prior year. The sales target to be achieved over the five year period beginning in 2013 is $250 million ("Sales Target"), an increase in sales of $148.5 million over the base sales of $101.5 million in 2012. The target incentive compensation to be paid upon the achievement of the Sales Target is the award of the number of shares that equals $2,050,000 for the CEO and $210,000 for the CFO ("Target LTIP") paid on a prorata basis. For every million dollar increase in sales, the CEO will be awarded shares of stock with a value equal to $13,804.71 and the CFO will be awarded shares of stock with a value equal to $1,414.14 in each case based on the stock price (average of bid and ask) on the day of the First BOD meeting (the "Shares per Million"). The number of shares to be awarded annually will be determined by multiplying the Shares per Million by the actual increase in sales (stated in millions). The increase in sales can be achieved in two ways—organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by Allied Motion for the trailing twelve months immediately preceding the closing date of such acquisition). The shares related to the actual organic sales growth will be awarded at the Annual BOD meeting with no restrictions. The shares related to acquired sales will be awarded at the Annual BOD meeting in the form of restricted stock that will vest annually (1/5 each year) over the following five years. When calculating the increase in sales, the Company will make appropriate adjustments to account for any acquired sales for which a LTIP payment has been paid. If the recipient's employment with the Company is terminated due to cause or voluntary resignation, any unvested LTIP shares will be forfeited. The Board of Directors may change the terms of the LTIP at any time taking into consideration the relationship of the incentive pay earned to the increase in profitability achieved for any period.

        Deferred Compensation (DCP).    The DCP is a pay-for-performance incentive plan that will make an annual performance contribution into the CEO's deferred compensation account based on the achievement of a minimum return on equity ("ROE Target") pursuant to the terms of the Deferred Compensation Plan as described above in the first paragraph under the heading Employment Agreements With Certain Named Executive Officers—Nonqualified Deferred Compensation. The ROE Target (12% for 2013) will be determined each year by the Board of Directors within 90 days of the beginning of the performance period, and the performance contribution will be capped at an amount that is equal to one time the CEO's base pay in any given year.

Consulting Agreement

        Effective January 4, 2011, the Company entered into a five-year consulting agreement with Mr. Smith that will become effective upon his retirement as a full time employee of the Company on March 31, 2013. Upon his retirement, Mr. Smith will receive an annual consulting fee, paid monthly, and will be available to work part time as an independent contractor on assignments as requested by the Chief Executive Officer and agreed upon by Mr. Smith. After his retirement, Mr. Smith will continue to serve as a Board Member of the Company as recommended by the Board of Directors and approved by the Company's shareholders.

Change in Control Agreements

        The Company has entered into separate agreements with Messrs. Warzala and Maida, for termination resulting within 90 days prior to or 24 months following a change in control of the Company. The agreements are extended automatically on January 1 of each year to a total term of two years, unless notice of non-renewal is given by the Company not later than the September 30 immediately preceding such January (meaning that notice must be given at least 15 months prior to termination). Under the terms of the agreements, upon termination by the Company (other than for cause as defined in the agreement) or by the executive for good reason (as defined in the agreement), they are entitled to receive a severance payment equal to 2.5 times (one times for Mr. Maida) the sum of current annual base salary plus the highest amount paid or payable under the Annual Incentive Bonus Plan for any of the three preceding fiscal years, an allocation for incentive compensation for the current year up to the date of termination and a monthly payment for a two year period equal to 25% of the base salary for the individual to acquire insurance benefits. Any payments due under the Long-Term Incentive Payment Plan shall be paid in accordance with the plan provisions. The Company has a similar agreement (providing one times severance payments) with one other key officer. The change in control agreements are applicable to a change in control of the Company and require the key executives to remain in the employ of the Company for a specified period in the event of a potential change in control of the Company and provide employment security to them in the face of pressures to sell the Company or in the event of take-over threats, so that they can devote full time and attention to the Company's efforts free of concern about discharge in the event of a change in control of the Company. The Board of Directors has considered termination of these agreements and determined that the reasons for executing the agreements are valid and concluded that notices of non-renewal would not be in the best interests of the shareholders. .

Outstanding Equity Awards at 2012 Fiscal Year End

        The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard S. Warzala	64,679	(2)	$426,881
Richard D. Smith	21,346	(3)	$140,884
Robert P. Maida	6,000	(4)	$39,600
Kenneth R. Wyman	8,332	(5)	$54,991

(1)
Value is based on the closing price of the Company's common stock of $6.60 on December 31, 2012, as reported on the Nasdaq Global Market.

(2)
Performance targets established in 2012 were not met as of December 31, 2012 and therefore, 10,000 shares forfeited December 31, 2012, leaving 64,679 shares that could vest in future periods. Assuming continued employment with the Company, 44,680 shares vest on March 31, 2013 6,666 shares vest on March 31, 2014, and 13,333 shares will vest if the performance criteria is achieved any time through March 31, 2015.

(3)
Performance targets established in 2012 were not met as of December 31, 2012 and therefore, 10,000 shares forfeited December 31, 2012, leaving 21,346 shares that could vest in future periods. Assuming continued service with the Company, 11,347 shares vest on March 31, 2013 6,666 shares vest on March 31, 2014, and 3,333 shares vest on March 31, 2015.

(4)
Assuming continued employment with the Company, 2,000 shares vest on March 31, 2014, 2,000 shares vest on March 31, 2015 and 2,000 shares vest on March 31, 2016.

(5)
Assuming continued employment with the Company, 3,666 shares vest on March 31, 2013, 3,000 shares vest on March 31, 2014 and 1,666 shares vest on March 31, 2015.

Director Compensation for 2012

        The Board of Directors holds four regular full day meetings each year. Through March 2013, non-employee directors received an annual retainer of $22,000, paid quarterly, plus $1,200 per full day meeting of the board attended and $600 per telephone meeting attended. The Audit Committee chairman receives an annual retainer of $7,200, the Compensation Committee and Governance and Nominating Committee chairmen each receive an annual retainer of $4,700 and each committee member receives a $2,000 annual retainer, each of which are paid quarterly.

        Beginning April 2013, non-employee directors will receive an annual retainer of $25,000, paid quarterly, plus $1,500 per full day meeting of the board attended and $700 per telephone meeting attended. The Audit Committee chairman will receive an annual retainer of $7,500, the Compensation Committee and Governance and Nominating Committee chairmen will each receive an annual retainer of $5,000 and each committee member will receive a $2,000 annual retainer, each of which are paid quarterly. The Chairman of the Board will receive an additional annual retainer of $25,000, paid quarterly.

        The following table shows the compensation paid by the Company to each non-employee director for 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Joseph W. Bagan	$28,800	$35,650	$64,450
Richard D. Federico	$28,800	$35,650	$64,450
S. R. (Rollie) Heath, Jr.	$31,200	$21,390	$52,590
Delwin D. Hock	$37,800	$28,520	$66,320
Gerald J. (Bud) Laber	$38,350	$28,520	$66,870
George J. Pilmanis	$35,850	$24,955	$60,805
Michel M. Robert	$27,300	$21,390	$48,690

(1)
Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards were based on the average closing bid and ask price of the Company's common stock as reported on the Nasdaq Global Market on the date of grant.

        The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2012 is shown below:

Name	Number of Shares Unvested Stock Awards
Joseph W. Bagan	5,000
Richard D. Federico	5,000
S. R. (Rollie) Heath, Jr.	5,743
Delwin D. Hock	7,742
Gerald J. (Bud) Laber	8,333
William P. Montague	—	(1)
George J. Pilmanis	6,909	(2)
Michel M. Robert	5,743

(1)
Mr. Montague was elected to the Board of Directors effective February 2013.

(2)
Mr. Pilmanis retired from the Board of Directors effective February 2013. The Board approved the vesting of all his unvested awards upon his retirement.

        The Board approved grants of restricted shares to each non-employee director effective February 16, 2013, with one-third vesting each year on March 31, 2014, 2015 and 2016 as follows: Mr. Montague, 5,000 shares; Messrs. Hock and Laber, 4,000 shares each; Messrs. Bagan, Federico and Heath, 3,500 shares each; Mr. Robert, 3,000 shares.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

        To the best of our knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) beneficially owned, as of the Record Date, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock(1)
Richard S. Warzala	870,518	(2)	9.8%
23 Inverness Way East,
Suite 150 Englewood, Colorado 80112
Richard D. Smith	652,201	(3)	7.4%
23 Inverness Way East,
Suite 150 Englewood, Colorado 80112
Eugene E. Prince.	633,780	(4)	7.2%
7560 Panorama Drive
Boulder, Colorado 80303
Juniper Public Fund, L.P.	552,782	(5)	6.2%
600 Madison Avenue, 16th Floor
New York, New York 10022

(1)
The percentages are based upon 8,847,962 shares of Common Stock outstanding as of the Record Date.

(2)
Includes 123,042 shares of Common Stock granted as incentive restricted shares under the Company's stock incentive plans that have not yet vested. Includes 11,776 shares of Common Stock credited to the Company's Employee Stock Ownership Plan ("ESOP") account of Mr. Warzala and 65,501 shares of Common Stock held by Mr. Warzala's children.

(3)
Includes 31,346 shares of Common Stock granted as incentive restricted shares under the Company's stock incentive plans that have not yet vested. Includes 15,912 shares of Common Stock credited to the ESOP account of Mr. Smith and 604,043 shares of Common Stock held by Smith Family Trust, of which Mr. Smith is trustee. Includes 900 shares held by Mr. Smith's wife's IRA. Except as set forth in this note (3), does not include shares held by the ESOP as to which Mr. Smith serves as a trustee.

(4)
Includes 88,800 shares of Common Stock held by the Prince Children's Trusts, of which Mr. Prince's wife is trustee and as to which Mr. Prince disclaims beneficial ownership.

(5)
Based on a Statement on Schedule 13D filed with the Securities and Exchange Commission on March 1, 2013 by Juniper Public Fund, L.P., Juniper HF Investors II, LLC, Juniper Investment Company, LLC, Alexis P. Michas and John A. Bartholdson.

Security Ownership of Management and Directors

        The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of the Record Date:

	Amount and Nature of Beneficial Ownership
Name	Common Stock	Unvested Restricted Stock	Total Beneficial Ownership		Percentage of Common Stock(1)
Joseph W. Bagan.	393	8,500	8,893		*
Richard D. Federico	3,474	8,500	11,974		*
S. R. (Rollie) Heath, Jr.	19,533	9,243	28,776		*
Delwin D. Hock	50,751	11,742	62,493		*
Gerald J. (Bud) Laber.	9,167	12,333	21,500		*
Robert P. Maida.	—	18,000	18,000		*
William P. Montague	—	5,000	5,000		*
Michel M. Robert	198,537	8,743	207,280	(2)	2.4%
Richard D. Smith	620,855	31,346	652,201	(3)	7.4%
Richard S. Warzala	747,476	123,042	870,518	(4)	9.8%
Kenneth R. Wyman	27,757	13,332	41,089	(5)	*
Employee Stock Ownership Plan	373,438	—	373,438	(6)	3.6%
All directors, nominees and executive officers as a group	2,051,381	249,781	2,301,162		26.0%

*
Less than 1.0%.

(1)
The percentages are based upon 8,847,962 shares of Common Stock outstanding as of the Record Date.

(2)
Includes 152,688 shares held by Mr. Robert's IRA. Includes 40,900 shares held by Mr. Robert's Childrens' trusts, of which Mr. Robert's wife is a co-trustee.

(3)
See note (3) under "Security Ownership of Certain Beneficial Owners."

(4)
See note (2) under "Security Ownership of Certain Beneficial Owners."

(5)
Includes 9,044 shares of Common Stock credited to the ESOP account of Mr. Wyman.

(6)
Mr. Smith is a trustee of the ESOP and could be deemed to have shared investment power over those shares. The ESOP holds an aggregate of 410,170 shares of Common Stock, including 15,912 shares credited to the ESOP account of Mr. Smith, 11,776 shares credited to the ESOP account of Mr. Warzala and 9,044 shares credited to the ESOP account of Mr. Wyman previously reported in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who own more than ten percent of the Company's Common Stock to report their ownership and any changes in that ownership to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met for 2012, except that two individuals filed two Form 4s to report Common Stock transactions late.

PROPOSAL TWO: AN ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Shareholders are being asked to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules. This proposal, commonly known as a "Say-on-Pay" proposal, gives you, as a shareholder, the opportunity to express your views on our Named Executive Officers' compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement.

        Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our shorter-term and longer-term financial and strategic goals and for driving corporate performance. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders.

        The "Executive Compensation" section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee. As we describe in this section of the proxy statement, our executive compensation program incorporates a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive the Company's performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

        Our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

  RESOLVED, that Allied Motion Technologies Inc's shareholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

        This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on the Company and will not affect and existing compensation or award programs. However, we value the opinions expressed by our shareholders and the Board of Directors and the Compensation

Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future compensation programs.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED "FOR" THE APPROVAL.

 PROPOSAL THREE: AN ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

        In addition to Proposal Two above, shareholders are being asked to vote, on an advisory basis, on how frequently the Company should ask shareholders to vote on the compensation of our named executive officers. Shareholders may vote to have a Say-on-Pay vote held annually, every two years or every three years or abstain. As required under SEC rules, this non-binding "frequency" vote will be presented to shareholders at least once every six years beginning with this Annual Meeting.

        After careful consideration of this proposal, the Board of Directors has determined that the advisory vote on the compensation of the Company's Named Executive Officers should be held every year, and therefore recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

        The Board of Directors believes that an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually. We believe an annual vote would be the best governance practice for our Company at this time. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote once a year, every two years or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A ANNUAL EXECUTIVE COMPENSATION ADVISORY VOTE. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED FOR A FREQUENCY OF EVERY ONE YEAR.

 PROPOSAL FOUR: APPROVAL OF THE COMPANY'S RESTATED
2007 STOCK INCENTIVE PLAN

        The Board of Directors has approved and adopted, subject to shareholder approval, the Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as restated (the "Plan"). The Plan was first effective April 1, 2007. The restatement of the Plan, if approved, will be effective February 15, 2013. The purpose of the restatement is to (i) increase the aggregate number of shares of Common Stock authorized for issuance under the Plan by 900,000 shares, from 900,000 shares to 1,800,000; (ii) allow for the issuance of Performance Awards; and (iii) provide that performance-based compensation paid under the Plan will be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The following summary describes the material terms of the Plan, as restated. This summary is qualified in its entirety by reference to the full text of the Plan, as restated, which is attached to this proxy statement as Appendix A.

        The purposes of the Plan are to promote the long-term financial success of the Company and to increase shareholder value by providing incentives to individuals who are responsible for the conduct and management of the Company's business or who are involved in endeavors significant to the Company's success with an inducement to acquire ownership interests in the Company, thus enabling the Company to attract and retain the services of outstanding individuals upon whose judgment, interest and special effort the successful conduct of its operations largely depend. These incentives are provided through the grants of restricted stock and performance based awards.

        The purpose of the Plan is to attract and retain the services of eligible participants whose judgment, interest and special efforts will contribute to the success of the Company and will enhance the value of the Company, to provide incentive compensation opportunities that are comparable to those of the Company's competitors, and to align participants' personal interests to those of the Company's other stockholders.

        Shareholders should note that upon issuance of shares under the Plan, there would be a greater number of shares of Common Stock outstanding, and individual shareholders would, therefore, experience a reduction in the shareholders' relative percentage interest in the Company with respect to earnings per share, voting, liquidation value and book and market value per share.

Reasons for the Restatement

        The Company proposes to restate its 2007 Stock Incentive Plan to (i) increase the aggregate number of shares of Common Stock authorized for issuance because the Plan no longer has sufficient shares of stock available to accommodate future grants, (ii) allow for the issuance of Performance Awards upon the achievement, during a specified performance period, of the performance goals established by the Committee within ninety days of the beginning of the performance period, and (iii) provide that the performance-based compensation paid under the Plan will be deductible for federal income tax purposes, which would not apply to certain qualified performance-based compensation unless the shareholders periodically approve the material terms of the Plan's performance goals, including the employees eligible for the performance-based compensation, the business criteria on which the performance goals are based, and the maximum amount of compensation payable to any eligible employee under the Plan. Shareholder approval of the Plan, as restated, would constitute approval of the material terms of the performance goals and the performance-based compensation paid under the Plan will be deductible by the Company for federal income tax purposes.

Plan Administration

        The Plan Committee.    The Plan provides for grants of awards to such employees and non-employee directors of, and such other persons who provide services to, the Company as the committee appointed by the Company's Board of Directors may select from time to time. The composition of the committee is intended to satisfy the provisions of Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Exchange Act, with respect to grants of awards to persons subject to these laws. The Plan is currently administered by the Compensation Committee of the Board of Directors. The committee is authorized, among other things, to construe, interpret and implement the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Plan. All awards granted under the Plan will be evidenced by a written agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Plan. The Committee will interpret the Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Plan or any award. After the end of the performance period, the Committee will determine and certify whether, and at what level, the Company's and individual's performance goals were achieved or exceeded and the amounts of the Awards or the status of the vesting of previously granted Restricted Stock Awards.

        Limitations on Awards.    The Plan permits the issuance of awards reflecting an aggregate of 1,800,000 shares of Common Stock. Such shares shall be authorized but unissued shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Plan. During any calendar year, awards to a single participant will not exceed 200,000 shares subject to restricted stock awards, 100,000 shares subject to stock options or appreciation rights and 400,000 shares for performance awards.

        Adjustments to Awards.    If the committee determines that any dividend or other distribution, or stock split, subdivision, consolidation, combination, reclassification or recapitalization other similar corporate transaction or event affects the common stock such that an adjustment would be appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the committee will make such equitable changes or adjustments as it deems necessary to the number and kind of shares of common stock or other property which may thereafter be issued in connection with awards, the limits on individual awards, the number and kind of shares of common stock subject to each outstanding award, and the exercise price of each award.

        Amendment or Termination of the Plan.    The Board may amend or terminate the Plan at any time; provided, however, that shareholder approval will be required for any amendment for which shareholder approval is required and for any amendment which increases the number of shares subject to awards, materially modifies the requirements for eligibility for awards, or extends the term of the Plan, and no such action may, without the consent of the participant, adversely affect the participant's rights and obligations under any outstanding award. It is expected that the number of participants in the Plan will vary over the term of the Plan.

Awards Under the Plan

        Eligibility.    Awards may be granted to employees, directors and consultants of the Company or any present or future subsidiary of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any subsidiary of the Company.

        Stock Option Awards.    The committee may grant nonstatutory stock options, incentive stock options within the meaning of Code Section 422, or any combination of these. The committee will determine each option's expiration date and purchase price per share payable upon the exercise of such option, which will not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation of the Company (a "ten percent shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the committee. The maximum term of any option granted under the Plan is ten years, provided that an incentive stock option granted to a ten percent shareholder must have a term not exceeding five years. Unless otherwise permitted by the committee, an option generally will remain exercisable for thirty days following the participant's termination of service, provided that if service terminates as a result of the participant's death, the option generally will remain exercisable for six months and if service terminates as a result of the participant's disability, the option will remain exercisable for three months, but in any event the option must be exercised no later than its expiration date.

        Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant.

        The Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by means of a cashless exercise; by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the committee; or by any combination of these. Nevertheless, the committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant's surrender of a portion of the option shares to the Company.

        Stock Appreciation Right Awards.    Stock appreciation rights awarded pursuant to the Plan will become exercisable at such times and upon such conditions as the committee may determine. The committee will determine the expiration date and exercise price of such stock appreciation right, which will not be less than the fair market value of a share of common stock on the date of grant.

        Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the committee's discretion, it may make payment of this stock price appreciation in cash or in shares of common stock whose fair market value on the exercise date equals the payment amount. The payment will be made in a lump sum. The maximum term of any stock appreciation right granted under the Plan is ten years.

        Stock appreciation rights generally are nontransferable by the participant other than by will or by the laws of descent and distribution, and generally are exercisable during the participant's lifetime only by the participant. Other terms of stock appreciation rights generally are similar to the terms of comparable stock options.

        Restricted Stock Awards.    Shares of restricted stock awarded pursuant to the Plan will become vested at such times as the committee may determine. The committee will determine whether such shares of restricted stock will be issued at the beginning of the restriction period, in which case the participant will be eligible to receive any dividends paid on such shares and the participant will be entitled to vote such shares during the restriction period, or at the end of the restriction period.

        Performance Awards.    In addition to granting options, stock appreciation rights and restricted stock, the committee shall, subject to the limitations of the Plan, have authority to grant cash awards to participants. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a cash award shall be based upon the achievement of single or multiple performance objectives over a performance period established by the committee. All cash awards under the Plan shall be designated as performance awards. The determinations made by the committee shall be specified in the applicable Agreement. The committee may designate any options, stock appreciation rights and restricted stock as a performance award. In addition, unrestricted shares of Common Stock may be granted as a performance award.

        Performance Objectives.    The grant or vesting of a performance award shall be subject to the achievement of performance objectives over a performance period established by the committee based upon one or more of the following business criteria that apply to the participant, one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, and if so desired by the committee, by comparison with a peer group of companies:

  •
  increased revenue or sales;

  •
  net income measures (including income after capital costs and income before or after taxes);

  •
  stock price measures (including growth measures and total shareholder return); price per share of Stock;

  •
  market share;

  •
  earnings per share (actual or targeted growth);

  •
  earnings before interest, taxes, depreciation and amortization (EBITDA);

  •
  economic value added (EVA) (or an equivalent metric);

  •
  market value added;

  •
  debt to equity ratio;

  •
  cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

  •
  return measures (including return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

  •
  operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

  •
  expense measures (including overhead cost and general and administrative expense);

  •
  margins;

  •
  shareholder value;

  •
  total shareholder return;

  •
  proceeds from dispositions;

  •
  total market value and corporate values measures (including ethics compliance, environmental and safety).

Other Features of the Plan

        Approved Transactions.    The Plan provides that an "Approved Transaction" occurs upon (a) the acquisition by any person, entity or group (other than the Company and its subsidiaries, or any employee benefit plan of the Company or its subsidiaries), through one transaction or a series of transactions during a 24-month period, of more than 40% of the combined voting power of the then outstanding voting securities of the any subsidiary of the Company; (b)) the sale, exchange or other disposition of all or substantially all of the assets of the any subsidiary of Company or any division of the Company or a subsidiary; (c) the merger or consolidation of the Company with one or more other corporations; (d) the sale or other disposition of all or substantially all of the assets of the Company pursuant to a plan of liquidation of the Company; (e) the exchange by the holders of more than 50% of the outstanding shares of common stock of the Company for securities issued by another entity; (f) the acquisition by any person, entity or group (other than the Company and its subsidiaries, or any employee benefit plan of the Company or its subsidiaries), through one transaction or a series of transactions during a 24-month period, of more than 40% of the combined voting power of the then outstanding voting securities of the Company; or (g) a change in the majority of the members of the Board other than by voluntary resignation, retirement or death during a 24 month period.

        In the event of an Approved Transaction, all stock options and stock appreciation rights held by such participant will become exercisable, and the restriction period will lapse with respect to all restricted stock.

        If an Approved Transaction occurs, the committee may direct, without the consent of any participant, that the surviving, continuing, successor or purchasing entity or its parent either will assume all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. If any option or stock appreciation right is not to be assumed or substituted for as provided in the preceding sentence, and is not to be canceled as provided in the following paragraph, in connection with an Approved Transaction, the committee, in its sole discretion, may give written notice to the participant establishing a date by which such option or stock appreciation right must be exercised (to the extent vested) prior to the consummation of the Approved Transaction. Any such option or stock appreciation right that is not exercised by the date specified in such notice shall terminate upon the consummation of the Approved Transaction.

        If an Approved Transaction occurs, the Plan also authorizes the committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon such Approved Transaction in exchange for a payment to the participant with respect to each vested share subject to the cancelled award of an amount equal to the excess of the fair market value per share over the exercise price per share of such award multiplied by the number of shares underlying such award, with such payment to be made in cash, in shares of stock of the corporation or other entity which is a party to the approved transaction, or any other property which has a fair market value equal to the payment due the participant.

Certain Federal Income Tax Consequences

        The following discussion is a brief summary of certain U.S. federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

        Non-Qualified Stock Options.    A participant will not recognize any taxable income upon the grant of a non-qualified stock option. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of common stock on the exercise date over the option exercise price will be taxable as compensation income to the participant and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The participant's tax basis for common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of such compensation income and the exercise price. In the event of a sale, exchange or other distribution of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will constitute a capital gain or loss.

        Incentive Stock Options.    A participant will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option may, however, give rise to taxable compensation income, and a tax deduction to the Company, if the incentive stock option is not exercised on a timely basis (generally, while the participant is employed by the Company or within 90 days after termination of employment) or if the participant subsequently engages in a "disqualifying disposition" as described below. A sale or exchange by a participant of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such participant and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the participant. If such sale or exchange takes place within two years after the date of the grant of the incentive stock option or within one year from the date of the issuance of the incentive stock option shares to the participant, such sale or exchange generally will constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the incentive stock option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares will be ordinary income to the participant and the Company will generally be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will constitute a capital gain or loss and will not result in any deduction by the Company. The amount by which the fair market value of the common stock on the exercise date of any incentive stock option exceeds the option price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Code Section 55.

        Transferred Options: Estate and Gift Taxes.    If incentive stock options or non-qualified stock options are held until death, federal and, if applicable, state estate and inheritance taxes would be imposed on the fair market value of the options at the time of death.

        Restricted Stock.    A participant generally will not realize taxable income and the Company will not be entitled to a deduction upon the grant of restricted stock. At the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code) or become transferable, the participant will realize taxable ordinary income in an amount equal to the fair market value of such number of shares which have become nonforfeitable or transferable. However, a participant may make an income recognition election under Code Section 83(b) (an "83(b) Election"), within 30 days of the grant of restricted shares, to recognize taxable ordinary income in the year the restricted stock is awarded in an amount equal to their fair market value at the time of the award, determined without regard to the restrictions. In that event, the Company will be entitled to a deduction in such year in the same amount, provided that the Company complies with applicable income tax reporting requirements, and any gain or loss realized by the participant upon the subsequent disposition of the shares will be capital gain or loss and will not result in any further deduction to the Company. Any dividends with respect to the restricted shares that are paid or made available to a participant who has not made an 83(b) Election while the shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible by the Company when paid. If an 83(b) Election has been made with respect to the restricted shares, the dividends represent ordinary dividend income to the participant and are not deductible by the Company. If the participant makes an 83(b) Election and subsequently forfeits the shares, the participant is not entitled to a deduction as a consequence of such forfeiture, and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

        Stock Appreciation Rights.    There will be no federal income tax consequences to either the participant or the Company on the grant of a stock appreciation right, or during the period that such a right remains outstanding. Upon exercise of such a right, the cash, common stock or other property received by the participant is taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction, provided it complies with applicable income tax reporting requirements. Upon the sale of any common stock acquired by exercise of a stock appreciation right, the participant will realize long-term or short-term gain or loss, depending upon the holding period of such shares.

        Tax Consequences of Vesting Upon an Approved Transaction.    The accelerated vesting of awards under the Plan in connection with an approved transaction could cause award holders to be subject to the federal excise tax on "excess parachute payments" and cause a corresponding loss of deduction on the part of the Company.

        Code Section 409A.    Congress enacted Section 409A of the Code under the American Jobs Creation Act of 2004. Under Code Section 409A, amounts deferred under a "nonqualified deferred compensation plan" are included in income when deferred, or when the amount is no longer subject to a substantial risk of forfeiture, if later, unless the plan complies with certain requirements imposed under Code Section 409A, including requirements related to the timing of elections and distributions. If a plan fails to comply with the requirements of Code Section 409A, then all deferred amounts are included in the individual's taxable income, and the individual is subject to an additional tax equal to 20% plus interest at the IRS underpayment rate plus 1% from the time the amount first was deferred or no longer was subject to a substantial risk of forfeiture, if later, to the time the amount is included in income. While the IRS has provided exceptions for some equity-based arrangements, other types of equity-based arrangements are considered nonqualified deferred compensation subject to Code Section 409A. Under currently available IRS guidance, exceptions from the application of Code Section 409A include transfers of restricted stock, stock options granted at fair market value (including nonstatutory stock options and incentive stock options), and stock appreciation rights (if the stock appreciation right granted at the fair market value of the underlying shares of stock). The Plan is intended to be administered in a manner consistent with the requirements for exemption of the awards from Section 409A. However, notwithstanding the foregoing, neither the Company nor the committee will have any liability to any person in the event Code Section 409A applies to any award in a manner that results in adverse tax consequences for the participant or any of his beneficiaries or transferees.

        Benefits under the Plan will depend on number of factors, including the fair market value of common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by the participants receiving grants under the Plan.

Required Vote

        The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to approve the adoption of the Plan, as restated.

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S RESTATED 2007 STOCK INCENTIVE PLAN.

 PROPOSAL FIVE: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed EKS&H LLLP (EKS&H) to act as auditors for the fiscal year ending December 31, 2013. EKS&H has served as the independent registered public accounting firm for the Company since 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

        At the Annual Meeting, the shareholders will be asked to ratify the selection of EKS&H as the Company's independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company's independent registered public accounting firm. Consequently, the Audit Committee will consider the results of the shareholder vote on ratification, but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of the Company's independent auditors.

        The following table shows the fees paid by the Company for the audit and other services provided by EKS&H for 2012 and 2011.

	2012	2011
Audit Fees(1)	$223,000	$191,000
Audit-Related Fees(2)	28,000	31,000
Tax Fees(3)	107,463	125,159

Total	$368,463	$347,159

(1)
Audit fees include amounts related to professional services provided in connection with the audits of the Company's annual financial statements, reviews of the Company's quarterly financial statements and audit services provided in connection with other regulatory filings.

(2)
Audit-related fees consist of benefit plan audits.

(3)
Tax fees include fees for tax compliance and tax consulting.

        The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee's approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

        The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants' independence and has determined that those services have not adversely affected EKS&H's independence.

        The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of EKS&H LLLP as the Company's independent public accounting firm for 2013.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED "FOR" THE RATIFICATION.

 OTHER MATTERS

        Our management does not know of any other matters to come before the 2013 Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS
FOR THE 2014 ANNUAL MEETING

Proposals for the Company's Proxy Material

        Any Company shareholder who wishes to submit a proposal to be included in the Proxy Material for the Company's 2014 Annual Meeting of Shareholders must submit such proposal to the Company at its office at 455 Commerce Drive, Suite 4B, Amherst, NY 14228, Attention: Secretary, no later than November 29, 2013, in order to be considered for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to its 2014 Annual Meeting of Shareholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company's Proxy Material

        For any shareholder proposal to be presented in connection with the 2014 Annual Meeting of Shareholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a shareholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company's Bylaws. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder to be timely must be so received at a reasonable time before the solicitation is made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        Based upon a meeting date of May 8, 2014 for the 2014 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2014 Annual Meeting of Shareholders should give written notice to the Company's Secretary not later than March 10, 2014 and not earlier than February 8, 2014.

        The specific requirements of these advance notice and eligibility provisions are set forth in Article II of the Company's Bylaws, a copy of which is available upon request.

        Such requests and any shareholder proposals should be sent to the Secretary of the Company at 23 Inverness Way East, Suite 150, Englewood, Colorado 80112. After July 31, 2013, correspondence should be directed to the Company's new corporate address as follows: Allied Motion Technologies Inc., 550 Commerce Drive, Suite 4B, Amherst, NY 14228.

BY ORDER OF THE BOARD OF DIRECTORS
SUSAN M. CHIARMONTE Secretary
March 29, 2013

ALLIED MOTION TECHNOLOGIES INC.
23 Inverness Way East, Ste. 150
Englewood, CO 80112

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Richard D. Smith and Richard S. Warzala, or either of them, proxies for the undersigned, each with the power of substitution, and hereby authorizes them to vote, as designated below, all the shares of common stock, no par value, which the undersigned would be entitled to vote at the annual meeting of shareholders of Allied Motion Technologies Inc. (the "Company") to be held on May 9, 2013, and at all adjournments thereof, and directs that the shares represented by this proxy should be voted as indicated on the reverse:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
ALLIED MOTION TECHNOLOGIES INC.
MAY 9, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
https://materials.proxyvote.com/019330

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	TO ELECT SEVEN DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.
NOMINEE:
	R.D. Federico	☐ FOR	☐ AGAINST	☐ ABSTAIN
	S.R. Heath Jr.	☐ FOR	☐ AGAINST	☐ ABSTAIN
	G.J. Laber	☐ FOR	☐ AGAINST	☐ ABSTAIN
	W.P. Montague	☐ FOR	☐ AGAINST	☐ ABSTAIN
	M.M. Robert	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.D. Smith	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.S. Warzala	☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES
	☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

Item 4.	APPROVAL OF THE 2007 STOCK INCENTIVE PLAN, AS RESTATED
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 5.	RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2013
	☐ FOR	☐ AGAINST	☐ ABSTAIN

        This proxy is being solicited on behalf of the Board of Directors of the Company, and may be revoked prior to its exercise. This proxy, when properly executed, will be voted as directed above by the undersigned shareholder. If no direction is made, it will be voted FOR the nominees named in Item 1 and FOR proposals 2, 4 and 5 and FOR a frequency of "ONE YEAR" in Proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:
Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.